Exhibit 99.1

      LifePoint Hospitals Confirms Second Quarter 2006 Guidance

    BRENTWOOD, Tenn.--(BUSINESS WIRE)--July 10, 2006--LifePoint Hospitals, Inc. (NASDAQ:LPNT) announced today that it is confirming its guidance for the quarter ended June 30, 2006, of $0.50 to $0.54 in earnings per diluted share from continuing operations. Excluded from the Company's guidance is an increase in diluted earnings per share of approximately $0.13 arising from a reduction in depreciation expense related to purchase price allocations for 2005 acquisitions. In addition, the Company's guidance does not include additional compensation expense of approximately $2.0 million, or a decrease in diluted earnings per share of $0.02, due to the retirement of Kenneth
C. Donahey, the Company's former Chairman of the Board, Chief Executive Officer and President, and approximately $1.3 million of costs incurred in the second quarter related to a shareholder lawsuit, representing a decrease of $0.01 in diluted earnings per share.
    LifePoint plans to report complete results for the second quarter on July 27, 2006, and any update to previously issued earnings guidance for 2006 will be provided at that time. LifePoint will hold a conference call and webcast to discuss the second quarter results on July 28, 2006.
    In commenting on the announcement, William F. Carpenter III, president and chief executive officer of LifePoint Hospitals, said, "We expect our second quarter results to be consistent with our original guidance, reflecting the Company's continued focus on driving improved operations. This quarter builds on the positive momentum we saw in the first quarter, as we continue to successfully execute our strategic plan to unlock the value inherent in the Company. We remain focused on improving our operational execution and financial performance and working with our talented employees and affiliated physicians to best serve the healthcare needs of patients in our communities."
    LifePoint Hospitals, Inc. is a leading hospital company focused on providing healthcare services in non-urban communities. Of the Company's 53 hospitals, 49 are in communities where LifePoint Hospitals is the sole community hospital provider. LifePoint Hospitals' non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering compassionate, high quality patient care, supporting physicians, creating excellent workplaces for its employees, providing community value and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with approximately 22,300 employees. More information about LifePoint Hospitals can be found on its website, www.lifepointhospitals.com.

    Important Legal Information

    This release includes forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine LifePoint Hospitals' future results are beyond LifePoint Hospitals' ability to control or predict with accuracy. Such forward-looking statements reflect the current expectations and beliefs of the management of LifePoint Hospitals, are not guarantees of performance of LifePoint Hospitals, and are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ from those described in the forward-looking statements. These forward-looking statements may also be subject to other risks and uncertainties, including, without limitation, (i) the possibility that problems may arise in successfully integrating the businesses of LifePoint Hospitals and Province and achieving cost-cutting synergies or the ability to acquire hospitals on favorable terms and complete budgeted capital improvements successfully; (ii) reduction in payments to healthcare providers by government and commercial third-party payors, as well as changes in the manner in which employers provide healthcare coverage to their employees; (iii) the possibility of adverse changes in, and requirements of, applicable laws, regulations, policies and procedures; (iv) the ability to manage healthcare risks, including malpractice litigation, and the lack of state and federal tort reform;
(v) the availability, cost and terms of insurance coverage; (vi) the highly competitive nature of the healthcare business, including the competition to recruit and retain physicians and other healthcare professionals; (vii) the ability to attract and retain qualified management and personnel; (viii) the geographic concentration of LifePoint Hospitals' operations; (ix) changes in the Company's operating or expansion strategy; (x) the ability to operate and integrate newly acquired facilities successfully; (xi) the availability and terms of capital to fund LifePoint Hospitals' business strategies; (xii) changes in LifePoint Hospitals' liquidity or the amount or terms of its indebtedness and in its credit ratings;
(xiii) the potential adverse impact of government investigations and litigation involving the business practices of healthcare providers, including whistleblowers investigations; (xiv) changes in or interpretations of generally accepted accounting principles or practices; (xv) volatility in the market value of LifePoint Hospitals' common stock; (xvi) changes in general economic conditions in the markets LifePoint Hospitals serves; (xvii) LifePoint Hospitals' reliance on information technology systems maintained by HCA Inc.; (xviii) the costs of complying with the Americans with Disabilities Act; (xix) possible adverse rulings, judgments, settlements and other outcomes of pending litigation; (xx) the ability to successfully operate and integrate the facilities acquired from HCA Inc. and successfully dispose of the assets held for sale; and (xxi) those risks and uncertainties described from time to time in LifePoint Hospitals' filings with the Securities and Exchange Commission. Therefore, LifePoint Hospitals' future results may differ materially from those described in this release. LifePoint Hospitals undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

    All references to "LifePoint Hospitals" as used throughout this release refer to LifePoint Hospitals, Inc. and its subsidiaries.

    CONTACT: LifePoint Hospitals, Inc.
             Michael J. Culotta, 615-372-8512